AMENDMENT NO. 1
TO EXECUTIVE EMPLOYMENT AGREEMENT FOR SCOTT B. DELANEY

WHEREAS, the Company and the Executive entered into an Executive Employment Agreement ("Agreement") on the 2nd day of April 2009, a true and correct copy which is attached hereto as Exhibit A and incorporated herein; and

WHEREAS, the Company and the Executive (collectively the "Parties") now desire to amend the Agreement in order to extend the term thereof effective May 1, 2012, and to make certain further mutually agreed upon changes to same;

NOW, THEREFORE, it is on this 6th day of February 2012 agreed as follows:

1. Annual Base Salary. Section 1(b)(i) is hereby amended such that Executive's Annual Base Salary shall be paid at the rate of Three Hundred Fifteen Thousand U.S. Dollars ($315,000), per annum effective May 1, 2012, and it shall be reviewed, on an annual basis, and revised effective July 1 as otherwise set forth in Section 1(b)(i). The next annual revision is slated for July 1, 2013.

2. Bonus - Performance Bonus: Section 1(b)(ii)(x) is hereby amended as under;

   i. The Executive shall be eligible to receive a Performance Bonus (the "Performance Bonus") for each fiscal year during the New Service Term (as defined below) based upon the satisfaction of the Performance Linked Bonus Scheme criteria that the Board shall determine annually.

   ii. Bonus Scheme Adjustments for the Period April 1, 2012 to April 30, 2012: For the period April 1, 2012 to April 30, 2012, Executive's Performance Bonus will be based on the Bonus Targets as would be finalized by the Board and agreed with the Executive before the start of the fiscal year for the full fiscal year 2012-13, using the Performance Bonus Payment Plan for set forth in Section 1(b)(ii)(x) of the Agreement.

iii. Thereafter, for the next 11 months of the Company's fiscal year 2012-13, or the period May 1, 2012 to March 31, 2013, Executive's Performance Linked Bonus Scheme and Targets shall be based on the same criteria as developed by the Board for the fiscal year 2012-13. Thereafter, for each fiscal year of the New Service Term, after March 31, 2012, the Board will review the criteria to be used in the Performance Linked Bonus Scheme and may choose to adjust or modify same based on existing business requirements and agreement with the Executive on the same. Also, during the remainder of the New Service Term, the Performance Bonus Targets will be revised, annually, on or about July 1 by the Board, in consultation with the Executive.

iv. Upon Executive achieving Performance Bonus Targets for the relevant timeframes set forth herein, the Executive shall be entitled to a Performance Bonus equal to a percentage of his Annual Base Salary as reflected in the applicable Performance Bonus Payment Plans developed by the Board. In the event that the Executive exceeds the Targets for the applicable period, the Performance Bonus will increase as a percentage of the Executive's then current Annual Base Salary in accordance with a Performance Bonus Payment Plan attached hereto in Exhibit 2 and as adopted by the Board for later timeframes. The Bonus shall be considered earned by the Executive once the Board adopts and approves the Financial Results for the complete corresponding financial year and shall be paid to the Executive within ninty (90) days thereafter post the yearly performance review. The Bonus for both periods (April 1 – April 30 and May 1 – March 31) of the fiscal year 2012-13 shall be computed on a consolidated basis and paid to the Executive within ninty (90) days, after yearly performance review.

v. Maximum Bonus Increase. Beginning on October 1, 2011, the maximum limit or earning potential for a Performance Bonus will increase to seventy five percent (75%) (from current limit of seventy percent (70%)) of the Executive's then

current Annual Base Salary based on the Targets provided by the Board and also based on the extent to which Executive exceeds these Targets.

3. Retention Bonus. Section 1(b)(ii)(y) is hereby amended such that the Retention Bonus entitlement will be One Hundred Fifty Thousand U.S. Dollars ($150,000) payable at the end of the New Service Term provided the Executive is employed till the end of the New Service Term, i.e., June 30, 2015, and in future if Company will introduce Employee Stock Option Plan, the benefit of Retention Bonus will cease. For this purpose, Company includes Jubilant Life Sciences Limited or any of its subsidiaries. It is also hereby mutually acknowledged that as per Section 1(b)(ii)(y), the Executive is payable an amount of One Hundred Fifty Thousand U.S. Dollars ($150,000) towards Retention Bonus for the Service Term that expires on April 30, 2012, provided all stipulated conditions are met.

4. Re-Signing Bonus. It is hereby agreed that the Executive shall be paid a Re-signing Bonus amounting to Twenty Five Thousand U.S. Dollars ($25,000) payable during the month of May 2012. In case the Executive leaves before 31st May 2013, the entire Re-signing Bonus will be recovered from the employee.

5. Automobile Allowance. Section 1(b)(iii), Automobile Allowance is hereby amended to increase the Allowance to Eighteen Thousand U.S. Dollars ($18,000) per year during the New Service Term.

6. Miscellaneous Allowance. Section 1(b)(iii), Miscellaneous Expense Allowance is hereby amended such that this Allowance is increased to Twenty Thousand U.S. Dollars ($20,000), per calendar year, or the pro rata amount thereof for partial calendar years, during the New Service Term, and payable on quarterly basis.

7. Section 1(c) (Term of Employment), is hereby amended by extending the Service Term to and including, June 30, 2015, the "New Service Term".

8. The fourth sentence of Section 1(d)(ii)(A) is hereby deleted in its entirety and replaced with the following: "This Section 1(d)(ii)(A) shall not apply unless, and the Company's Severance Pay payment obligations shall not apply unless, the Executive: (i) has executed a general release (in a form prescribed by the Company) within sixty (60) days after termination of employment pursuant to Sections 1(d)(i)(E) or 1(d)(i)(F) of the Agreement; and (ii) as part of such release, has agreed not to prosecute any legal action or other proceedings based upon such claims. The Company shall withhold payment of any Severance Pay until it has received the aforementioned release, provided that if Executive's termination of employment occurs within the last sixty (60) days of a calendar year, then all Severance Pay that would have been paid in such calendar year (assuming the Executive had executed, on the date the Executive terminated his employment, the release required pursuant to this Section) shall be paid in the following calendar year."

9. Section 1(d)(ii)(A) of the Agreement is hereby amended such that the Severance Period shall mean the [6] month period following termination of employment under Sections 1(d)(i)(E) or 1(d)(i)(F) and the Company will provide for the cost of medical and dental coverage premiums for the Executive and his dependents during the Severance Period.

10. The Agreement is hereby further amended to add the following Section 7 immediately at the end of Section 6.

(a) Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Internal Revenue Code Section 409A ("Code Section 409A") and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If the Executive notifies the Company (with specificity as to the reason therefore) that the Executive believes that any

provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Code Section 409A, the Company shall, after consulting with the Executive, reform such provision to try to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with, or be exempt from, Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Code Section 409A.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Code Section 409A upon or following a termination of employment unless such termination is also a "separation from service" within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to "the Date of Termination," "termination," "termination of employment" or like terms shall mean "separation from service." If the Executive is deemed on the date of termination to be a "specified employee" within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered nonqualified deferred compensation under Code Section 409A payable on account of a "separation from service," such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such "separation from service" of the Executive, and (ii) the date of the Executive's death (the "Delay Period"). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum on the first business day following the end of the Delay Period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c) All expenses or other reimbursements paid pursuant to this Agreement that are taxable income to the Executive shall in no event be paid later than the end of the calendar year next following the calendar year in which the Executive incurs such expense or pays such related tax. With regard to any provision herein that provides for reimbursement of

costs and expenses or in-kind benefits, except as permitted by Section 409A, (A) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (B) the amount of expenses eligible for reimbursement, of in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (B) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (C) such payments shall be made on or before the last day of the Executive's taxable year following the taxable year in which the expense occurred. Any tax gross-up payment as provided herein shall be made in any event no later than the end of the calendar year immediately following the calendar year in which the Executive remits the related taxes, and any reimbursement of expenses incurred due to a tax audit or litigation shall be made no later than the end of the calendar year immediately following the calendar year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or, if no taxes are to be remitted, the end of the calendar year following the calendar year in which the audit or litigation is completed.

(d) For purposes of Code Section 409A, the Executive's right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., "payment shall be made within thirty (30) days following the date of termination"), the actual date of payment within the specified period shall be within the sole discretion of the Company.

11. Notwithstanding anything in this amendment or the Agreement to the contrary, no amount payable under the Agreement that is subject to the requirements of Internal Revenue Code Section 409A(a)(2)(B)(i) shall be paid prior to eighteen (18) months after the date of this Amendment.

12. The Agreement is hereby amended to provide that, with respect to the payment of any Severance Pay due to the Executive, such Severance Pay will be paid to Employee in monthly installments, according to Employer's normal payroll practices,

13. The Parties agree that all capitalized terms herein shall have the same meaning as set forth in the attached Executive Employment Agreement (Annexure hereto).

JUBILANT CADISTA PHARMACEUTICALS, INC

By: [signature]

Title: DIRECTOR

Date: February 6, 2012

SCOTT B. DELANEY

By: [signature]

Title: C.E.O.

Date: February 6, 2012

Bonus Parameters: 2013 - 2015

2012-13								
		% WTG			Budget	Actual	Achievement %	Weighted %
Financial	Revenue	15%	Cadista	80%			#DIV/0!	#DIV/0!
			Roorkee	20%				
	Operating EBITDA	55%	Cadista	80%			#DIV/0!	#DIV/0!
			Roorkee	20%				
	ROCE	10%						
Employee	Market Share leadership	10%					#DIV/0!	#DIV/0!
	Personal performance and strategic direction	10%						

2013-14								
		% WTG			Budget	Actual	Achievement %	Weighted %
Financial	Revenue	15%	Cadista	70%			#DIV/0!	#DIV/0!
			Roorkee	30%				
	Operating EBITDA	55%	Cadista	80%			#DIV/0!	#DIV/0!
			Roorkee	20%				
	ROCE	10%						
Employee	Market Share leadership	10%					#DIV/0!	#DIV/0!
	Personal performance and strategic direction	10%						

2014-15								
		% WTG			Budget	Actual	Achievement %	Weighted %
Financial	Revenue	15%	Cadista	60%			#DIV/0!	#DIV/0!
			Roorkee	40%				
	Operating EBITDA	55%	Cadista	80%			#DIV/0!	#DIV/0!
			Roorkee	20%				
	ROCE	10%						
Employee	Market Share leadership	10%					#DIV/0!	#DIV/0!
	Personal performance and strategic direction	10%						
	Total	100%						

10% **Market Share Leadership**

% of total products commercial in top 2 (as a % of target products mutually agreed for leadership)

90 - 100% of products	125%
75 - 90% of products	100%
60 - 75% of products	75%
50 - 60%	50%
<50%	0%

10% **Personal performance and Strategic direction**

	Weight	
1) Product Strategy/Partnerships/Acquisitions	3%	Buying ANDAs, Partnership Generation and Management, Product Selection (Internal)
2) Broaden Market Outside US	2%	Partnership on ex US market opportunities
3) Talent Retention and Succession Planning	2%	Development of Succession Planning for Vice Presidents and above; manage others for same at Director level. Continue to manage successful employee turnover percentage.
4) Employee Leadership Behaviors:	3%	
Total	10%	